                                                             Exhibit 99.(c)(2)


                          SHAREHOLDER TENDER AGREEMENT

            AGREEMENT, dated as of June 11, 1999, among VIVENDI, a SOCIETE ANONYME organized under the laws of France ("PURCHASER"), ONYX SOLID WASTE ACQUISITION CORP., a Wisconsin corporation and an indirect wholly-owned subsidiary of Purchaser ("MERGER SUB")and Joseph P. Tate, the beneficial owner ("SHAREHOLDER") of Shares of SUPERIOR SERVICES, INC., a Wisconsin corporation (the "COMPANY").

            WHEREAS, in order to induce Purchaser and Merger Sub to enter into the Agreement and Plan of Merger, dated as of the date hereof, with the Company (the "MERGER AGREEMENT"), Merger Sub has requested Shareholder, and Shareholder has agreed, to enter into this Agreement; and

            WHEREAS, Shareholder, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

            WHEREAS, capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                    ARTICLE I

                      TENDER OF SHARES; OPTION; EXPIRATION


            SECTION 1.1 TENDER OF SHARES. (a) Shareholder hereby agrees, pursuant to the terms and subject to the conditions set forth herein, to validly tender (or to cause the record holder(s) of Shareholder's Shares (as defined below) to tender) in the Offer and not withdraw all Shares currently beneficially owned by Shareholder as set forth on the signature page hereto and any additional Shares with respect to which Shareholder becomes the beneficial owner (whether by purchase, including, without limitation, by the exercise of options, or otherwise) after the date of this Agreement (collectively, the "SHAREHOLDER'S SHARES").

            (b) Within five business days of the commencement of the Offer and within one business day of any acquisition by Shareholder of any additional Shares, Shareholder shall deliver (or cause the record holder(s) of Shareholder's Shares to deliver) to the depositary (the "DEPOSITARY") designated in the Offer (i) a letter of transmittal with respect to Shareholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to Shareholder or to accounts designated by Shareholder, (ii) a certificate or certificates representing Shareholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

            SECTION 1.2 VOTING. Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, or in any written consent in lieu thereof, Shareholder shall, or shall cause the record holder(s) of Shareholder's Shares to (if Shareholder's Shares have not theretofore been accepted for payment and paid for by Merger Sub pursuant to the Offer) (i) vote Shareholder's Shares in favor of the Merger; (ii) vote Shareholder's Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) vote Shareholder's Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (A) any acquisition agreement or other similar agreement related to an Acquisition Proposal, (B) any change in the Company's management or the Company Board, except as provided in
Article IV of the Merger Agreement or as otherwise agreed to in writing by Purchaser or (C) any other material change in the Company's corporate structure or business.

            SECTION 1.3 PROXY. Shareholder hereby grants to the Purchaser, and to each officer of the Purchaser, a proxy to vote Shareholder's Shares as indicated in Section 1.2. Shareholder intends this proxy to be irrevocable and coupled with an interest and each will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Shareholder with respect to Shareholder's Shares.


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            SECTION 1.4 OPTION FOR SHAREHOLDER'S SHARES. (a) Shareholder
hereby grants to Merger Sub an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, Shareholder's Shares, at a price per share in cash equal to the Offer Price (as it may be adjusted pursuant to the terms of the Offer).

            (b) Merger Sub may exercise the Option, in whole but not in part, by giving a written notice thereof as provided in subsection (d) within five business days following the occurrence of a Triggering Event (as hereinafter defined). A "TRIGGERING EVENT" shall occur if (i) notwithstanding Shareholder's obligations under Section 1.1, Shareholder withdraws Shareholder's Shares from the Offer or (ii) (x) a tender or exchange offer for at least fifteen percent of the Shares shall have been commenced or publicly proposed to be made by another Person (including the Company or its subsidiaries), or it shall have been publicly disclosed that (I) any Person (including the Company or its subsidiaries) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of fifteen percent or more of any class or series of capital stock of the Company (including the Shares) (other than for bona fide arbitrage purposes) or (II) any Person, entity or group shall have entered into (with the Company or any agent or Representative of the Company) a definitive agreement or a written agreement in principle with respect to an Acquisition Proposal (excluding a confidentiality agreement allowed under Section 7.2 of the Merger Agreement) and
(y) Purchaser and Merger Sub terminate the Offer.

            (c) Shareholder shall notify Merger Sub promptly in writing of the occurrence of any Triggering Event and the number of Shares beneficially owned or held by Shareholder on such date, it being understood that the giving of such notice by Shareholder shall not be a condition to the right of Merger Sub to exercise the Option.

            (d) If Merger Sub shall be entitled to and wishes to exercise the Option, it shall send to Shareholder a written notice (an "EXERCISE NOTICE" and the date of which is referred to herein as the "NOTICE DATE") specifying (i) the total amount payable to Shareholder on the exercise of the Option in respect of Shareholder's Shares and (ii) a place and date (the "CLOSING DATE") not earlier than two business days nor later than five business days from the Notice Date for the closing of such purchase (the "CLOSING"); PROVIDED, that if a filing is required under the HSR Act, or prior notification to or


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approval of any other Governmental Entity is required in connection with such purchase, Merger Sub and Shareholder, as required, promptly after the giving of the Exercise Notice shall file any and all required notices, applications or other documents necessary for approval and shall expeditiously process the same and in such event the period of time referred to in clause (ii) shall commence on the date on which Merger Sub furnishes to Shareholder a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification periods shall have expired or been terminated and all required approvals shall have been obtained and all requisite waiting periods shall have passed. Each of Merger Sub and Shareholder agrees to use all reasonable best efforts to cooperate with and provide information to the other parties with respect to any required notice or application for approval to such regulatory authority.

            (e) At the Closing, Merger Sub shall, subject to Shareholder's delivery of a certificate or certificates representing the number of Shareholder's Shares purchased by Merger Sub, pay to Shareholder in immediately available funds by wire transfer to a bank account designated by Shareholder an amount equal to the product of (x) the number of Shareholder's Shares delivered at the Closing and (y) the Offer Price (as it may be adjusted pursuant to the terms of the Offer); PROVIDED, that failure or refusal of Shareholder to designate such a bank account shall not preclude Merger Sub from exercising the Option.

            (f) At the Closing, simultaneously with the payment of the purchase price by Merger Sub, Shareholder shall deliver to Merger Sub or such other person as Merger Sub may nominate in writing, a certificate or certificates representing the number of Shareholder's Shares purchased by Merger Sub.

            SECTION 1.5 PAYMENT TO SHAREHOLDER. If Merger Sub (a) purchases Shareholder's Shares pursuant to the Option and (b) tenders, exchanges or otherwise converts such Shareholder's Shares pursuant to the terms of an Acquisition Proposal or otherwise sells, transfers or exchanges Shareholder's Shares to or with a third party in connection with a tender offer, exchange offer, merger, consolidation or other business combination involving the Company or the Shares (any such transaction, an "ACQUISITION TRANSACTION"), then, promptly after Purchaser's or Merger Sub's receipt of the full amount of the consideration payable in exchange for such


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

Stockholder's Shares pursuant to the Acquisition Transaction, Purchaser or Merger Sub shall pay to Shareholder consideration equal in value to one-half of the difference between (i) the aggregate value of the consideration received by Purchaser or Merger Sub in exchange for such Stockholder's Shares pursuant to the Acquisition Transaction and (ii) the aggregate amount paid to Shareholder upon the purchase of Shareholder's Shares pursuant to the exercise of the Option, which consideration shall be paid (x) in cash, in the event that the consideration received in such Acquisition Transaction is cash or (y) in such other consideration as is received by Purchaser or Merger Sub pursuant to the terms of the Acquisition Transaction. In the event Merger Sub transfers or disposes of Shareholder's Shares pursuant to the terms of an Acquisition Transaction, such transfer or disposal shall be deemed for tax purposes only to have been made by a partnership in which each of Merger Sub and Shareholder own a 50% interest.

            SECTION 1.6 EXPIRATION. This Agreement, Shareholder's obligation to tender (or cause the record holder(s) of Shareholder's Shares to tender) Shareholder's Shares in the Offer, Purchaser's right to vote Shareholder's Shares and the Option shall terminate on the earliest to occur of (a) the Effective Time, (b) the termination of this Agreement by written notice by the Purchaser to the Shareholder, (c) the termination of the Merger Agreement in accordance with its terms (other than a termination pursuant to (i) Section 9.4(ii) of the Merger Agreement or (ii) Section 9.2(i), if Merger Sub shall have not purchased Shares pursuant to the Offer due to the occurrence of the events described in clause (e) of Annex A to the Merger Agreement) and (d) 12 months following the occurrence of a Triggering Event.


                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

            SECTION 2.1 VALID TITLE. Shareholder is the sole, true, lawful and beneficial owner of Shareholder's Shares with no restrictions on Shareholder's rights of disposition pertaining thereto.

            SECTION 2.2 AUTHORITY; NONCONTRAVENTION. Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this


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Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person). This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Shareholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to Shareholder in connection with the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated by this Agreement, except for applicable requirements, if any, of (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or (b) the HSR Act.

            SECTION 2.3 TOTAL SHARES. The number of Shares set forth on the signature page hereto are the only Shares beneficially owned by Shareholder.
Schedule 2.3 contains a true and complete list of all options held by Shareholder and the number, exercise price, vesting date and expiration date of each option. Other than as set forth on the signature page and on Schedule 2.3, shareholder does not own any Shares or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

            SECTION 2.4 FINDER'S FEES. No investment banker, broker or finder is entitled to a commission or fee from Purchaser, Merger Sub, the Company or any of their respective


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

affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Shareholder.

            SECTION 2.5 PROXY. Shareholder represents that any proxy heretofore given with respect to Shareholder's Shares is not irrevocable.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

            Purchaser and Merger Sub represent and warrant to Shareholder that:

            SECTION 3.1 CORPORATE POWER AND AUTHORITY. Purchaser and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Purchaser and Merger Sub. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and constitutes a valid and binding obligation of each of Purchaser and Merger Sub, respectively, enforceable against each of them in accordance with its terms.

                                   ARTICLE IV

                            COVENANTS OF SHAREHOLDER

            SECTION 4.1 COVENANTS OF SHAREHOLDER. Shareholder agrees as follows:

            (a) Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, Shareholder's Shares to any person other than Merger Sub or Merger Sub's designee, (ii) enter into, or otherwise subject Shareholder's Shares to, any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to Shareholder's Shares or

(iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

            (b) Subject to Section 5.11 hereof, until the Effective Time or the Merger Agreement is terminated, Shareholder shall not, nor shall Shareholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of Shareholder to, directly or indirectly (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of Shareholder shall be deemed to be a violation of this Section 4.1(b) by Shareholder.

            (c) Shareholder will not (a) take, agree or commit to take any action that would make any representation and warranty of Shareholder, as applicable, hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

            SECTION 4.2 FURTHER ASSURANCES. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Purchaser or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote Shareholder's Shares as contemplated by Section 1.3. Purchaser and Merger Sub jointly and severally agree to use reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including any applicable legal requirements of the HSR Act).


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

                                    ARTICLE V

                                  MISCELLANEOUS

            SECTION 5.1 EXPENSES. All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring such cost or expense.

            SECTION 5.2 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 5.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to such party at its address set forth on the signature page hereto or to such other address as such party may have furnished to the other parties in writing in accordance herewith.

            SECTION 5.4 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            SECTION 5.5 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Purchaser or to any direct or indirect wholly-owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. Shareholder agrees that this Agreement and the obligations of Shareholder hereunder shall attach to Shareholder's Shares and


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

shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder's heirs, guardians, administrators or successors.

            SECTION 5.6 (a) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware applicable to contracts to be performed wholly in such state. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY


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

MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

            SECTION 5.7 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            SECTION 5.8 STOP TRANSFER RESTRICTION. In furtherance of this Agreement, Shareholder shall and hereby does authorize Merger Sub's counsel to notify the Company's transfer agent that there is a stop transfer restriction with respect to all of Shareholder's Shares (and that this Agreement places limits on the voting and transfer of such shares).

            SECTION 5.9 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 5.10 SHAREHOLDER CAPACITY. By executing and delivering this Agreement, Shareholder makes no agreement or understanding herein as to his capacity as a director or officer of the Company or any subsidiary of the Company. Shareholder signs solely in his capacity as the beneficial owner of Shareholder's Shares and nothing herein shall limit or affect any actions taken by Shareholder in his capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement.

            SECTION 5.11 PERFORMANCE BY PURCHASER. Purchaser covenants and agrees for the benefit of Shareholder that it shall cause Merger Sub to perform in full each obligation of Merger Sub set forth in this Agreement.

            SECTION 5.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all


                                      -11-
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other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

            SECTION 5.13 SURVIVAL. Sections 1.6 (Expiration), 5.1 (Expenses),
5.2 (Specific Performance), 5.3 (Notices), 5.5 (Successors and Assigns), 5.6 (Governing Law), 5.9 (Entire Agreement; No Third-Party Beneficiaries), 5.12 (Severability) and this Section 5.13 shall survive termination of this Agreement. All other representations, warranties, agreement and covenants in this Agreement shall not survive the termination of this Agreement.


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

            The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                             ONYX SOLID WASTE ACQUISITION CORP.


                                             By: /s/ Denis Gasquet
                                                --------------------------------
                                                Name:  Denis Gasquet
                                                Title: President and CEO


                                             VIVENDI


                                             By: /s/ Henri Proglio
                                                --------------------------------
                                                Name:  Henri Proglio
                                                Title: Directeur General

                                             Vivendi
                                             42, Avenue de Friedland
                                             75380 Paris Cedex 08
                                             France

                                             Attention: Henri Proglio
                                             fax: (011) 33-171-71-1179

                                             with a copy to:

                                             Sullivan & Cromwell
                                             125 Broad Street
                                             New York, New York 10004

                                             Attention: David M. Kies, Esq.
                                                        Keith A. Pagnani, Esq.
                                             Fax: (212) 558-3588


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

 Class of         Shares
  Stock           Owned          Joseph P. Tate
  -----           -----
  Common         2,539,931


                                  /s/ Joseph P. Tate
                                 ------------------------


                                 1115 North Edison Street
                                 Milwaukee, Wisconsin 53202


                                 with a copy to:

                                 Foley & Lardner
                                 777 East Wisconsin Avenue
                                 Milwaukee, Wisconsin 53202

                                 Attention: Steven R. Barth, Esq.
                                 fax: (414) 297-4900


                                      -14-